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                                                                     Exhibit 5.1


American Medical Technologies, Inc.
5555 Bear Lane
Corpus Christi, Texas 78405

Ladies and Gentlemen:

      I have served as counsel to American Medical Technologies, Inc. (the "Company") in connection with the Registration Statement on Form S-3 to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the issuance in the manner described in the Registration Statement of up to 1,000,000 shares of the Company's Common Stock, $0.04 par value per share (the "Common Stock"), pursuant to that certain Nontransferable Common Stock Purchase Option dated May 1, 2002 between the Company and 01144 Ltd. (the "Agreement").

      I have examined the proceedings taken in connection with the issuance pursuant to the Agreement, and I have examined and relied upon the originals or copies, certified or otherwise, identified to my satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable me to render the opinions expressed below.

      Based upon such examination and my participation in the preparation of the Registration Statement, it is my opinion that (1) the Company is duly incorporated and validly existing as a corporation in good standing under the laws of the State of Delaware and (2) the shares of Common Stock reserved for issuance under the Agreement, when issued in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

      I consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not concede that I am an expert within the meaning of the Securities Act of the rules or regulations thereunder or that this consent is required by Section 7 of the Securities Act.

                                          Very truly yours,

                                          /s/ JOHN E. VICKERS III
                                          ------------------------

                                          John E. Vickers III, Esq., Interim
                                          Chief Executive Officer, Chief
                                          Operating Officer